EXHIBIT 99.1

GAPSHARE 401(K) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULE:
Schedule of Assets (Held at End of Year) as of December 31, 2007	9-10

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the GapShare 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the GapShare 401(k) Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
June 25, 2008

GAPSHARE 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2007 AND 2006

	2007	2006
Investments, at fair value:
Mutual funds	$343,919,149	$317,600,727
Collective trust funds	176,469,403	156,855,385
Common stock: The Gap, Inc. common stock	85,734,952	92,385,599
Participant loans	19,302,670	17,854,218

Total investments at fair value	625,426,174	584,695,929
Cash	21	15,673
Participant contributions receivable	1,284,616	1,338,961
Employer contributions receivable	871,568	863,497
Interest receivable	33,119	383,261

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	627,615,498	587,297,321
Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(134,812)	228,042

NET ASSETS AVAILABLE FOR BENEFITS	$627,480,686	$587,525,363

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2007

2007
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Net appreciation in fair value of mutual funds	$12,122,538
Net appreciation in fair value of collective trusts	8,579,922
Net appreciation in fair value of The Gap, Inc. common stock	6,492,739
Dividends and interest	24,588,815

Total investment income, net	51,784,014

Contributions:
Employer	34,830,540
Participants	57,278,786

Total contributions	92,109,326

Total additions	143,893,340

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	103,256,301
Administrative expenses and other	681,716

Total deductions	103,938,017

NET INCREASE	39,955,323
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	587,525,363

End of year	$627,480,686

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2007 and 2006

1.	DESCRIPTION OF PLAN

General - The GapShare 401(k) Plan (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

Contributions - The minimum level of participant contributions is 1% of base salary. Total contributions may not exceed a maximum of 30% of total eligible compensation on a pre-tax basis and 21% of total eligible compensation on an after-tax basis. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $15,500 and $15,000 for the years ended December 31, 2007 and 2006, respectively. The maximum compensation allowable for Plan allocation purposes was $225,000 and $220,000 for the years ended December 31, 2007 and 2006, respectively.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2007, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $45,000 and $44,000 for the years ended December 31, 2007 and 2006, respectively. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper - Ameriprise Trust Company (“Ameriprise”) served as Trustee and Record Keeper of the Plan from January 1, 2007 to March 31, 2007. On April 1, 2007, the assets of the Plan were transferred to Wachovia Bank, N.A. (“Wachovia”) who served as trustee and record keeper from April 1, 2007 to December 31, 2007.

Investment Options - At December 31, 2007, the Plan’s assets were invested in a number of registered investment funds, collective trusts, and the Plan Sponsor’s common stock at Wachovia.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. At December 31, 2007 and 2006, the Plan held 3,972,884 shares (market value of $21.28 per share) and 4,737,723 (market value of $19.50 per share), respectively, of the Plan Sponsor’s common stock.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $75 to $100 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month proceeding the month in which the loan is requested. As of December 31, 2007, there were 5,508 such loans, with interest rates ranging from 5% to 10.5%, maturing from 2008 to 2022. As of December 31, 2006, there were 5,082 such loans, with interest rates ranging from 5% to 10.5%, maturing from 2007 to 2021.

Automatic Enrollment - The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to the RiverSource Trust (“RVST”) Core Balanced Fund II unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $1,000, deferred until the participant is the age of 70 1/2. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses - Beginning January 1, 2002, the Plan’s administrative expenses are allocated to participant accounts with a market value over $200. Each account is charged the same dollar amount of fees on a quarterly basis.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan utilizes various investment instruments including mutual funds and investment contracts. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Collective trust funds including the RVST Money Market I Fund, the RVST Income Fund II, the RVST Equity Index II Fund, and the RVST Core Balanced Fund II are valued at the fair value of the underlying investments and then adjusted by the issuer to contract value.

The RVST Income Fund II is a stable value fund that is a commingled pool of the RiverSource Trust Collective Investment Funds for Employer Benefit Trusts Income Fund I. The fund may invest in fixed interest insurance investment contracts, money market funds, corporate and government bonds, mortgage-backed securities, bond funds, and other fixed income securities. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Adoption of New Accounting Guidance - In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 will be applied under other accounting pronouncements that require or permit fair value measurements and, accordingly, will not require any new fair value measurements. SFAS 157 will be effective for fiscal 2008 except for certain non-financial assets and liabilities for which the effective date has been deferred by one year in accordance with FASB Staff Position (“FSP”) No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13”, and FSP No. 157-2, “Effective Date of FASB Measurement No. 157”. We are currently in the process of assessing the impact the adoption of SFAS 157 will have on our financial statements and related disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”. SFAS No. 159 will permit entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 will be effective for fiscal 2008. We do not expect the adoption of SFAS 159 to have a material effect on our net assets available for benefits.

The financial statements reflect the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and American Institute of Certified Public Accountants Statement of Position 94-4-1, “Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”). As required by the FSP, the statements of net assets available for benefits presents investment contracts at fair value as well as an additional line item showing an adjustment of fully benefit contracts from fair value to contract value. The statement of changes in net assets available for benefit is presented on a contract value basis and was not affected by the adoption of the FSP as of December 31, 2006.

All other investments, including The Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value.

Purchases and sales of mutual funds and collective funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

3.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2007 and 2006 are as follows:

	2007	2006
Harbor Capital Appreciation Fund, 2,170,046 and 2,367,347 shares, respectively	$80,204,930	$78,240,809
T. Rowe Price New Horizons Fund, 1,602,986 and 1,560,521 shares, respectively	48,907,105	50,389,209
RVST Core Balanced Fund II, 7,170,879 and 5,865,422 shares, respectively	91,249,446	70,678,334
PIMCO Total Return Fund, 3,694,646 and 3,783,728 shares, respectively	41,235,953	39,275,097
RVST Income Fund II, 1,349,028 and 1,393,972 shares, respectively (a)	37,801,026	36,918,537
The Gap, Inc. common stock, 3,972,884 and 4,737,723 shares, respectively	85,734,952	92,385,599
RVST Equity Index Fund II, 1,066,936 and 1,134,320 shares, respectively	47,418,931	47,966,981
Europacific Growth Fund, 1,595,572 and 1,481,533 shares, respectively	80,033,935	68,120,897
Neuberger & Berman Genesis Fund, 694,206 and 0 shares, respectively	34,210,516	—

(a)	The contract values of RVST Income Fund II are $37,666,214 and $37,146,579 as of December 31, 2007 and 2006, respectively, in which the adjustments from fair value to contract value were calculated based on the Plan’s proportionate share of ownership in the collective trust funds.

4.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service (“IRS”) dated August 9, 2006 (reflecting amendments made to the Plan through June 2, 2006), stating that the Plan is qualified under Section 401(a) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes. The Plan has been amended since August 9, 2006 to comply with the requirements of the IRS Voluntary Correction Program. The Company and the Plan Administrator believe that the amendments have not adversely affected the Plan’s qualified status and the related trust’s tax-exempt status as of the financial statement date. Accordingly, no provision for income taxes has been included in the Plan’s financial statements for the year ended December 31, 2007.

5.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

6.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of collective trust funds that were managed by Ameriprise for the period from January 1, 2007 to March 31, 2007, and Wachovia for the period April 1, 2007 to December 31, 2007. Ameriprise and Wachovia were trustees as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2007, Plan administrative expenses of $177,721 and $503,995 were paid to Ameriprise and Wachovia, respectively, from plan assets.

At December 31, 2007 and 2006, the Plan held 3,972,884 and 4,737,723 shares, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $24,479,279 and $28,515,508, respectively. During the year ended December 31, 2007, the Plan recorded dividend income from The Gap, Inc.’s common stock of $1,439,170.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

As of December 31, 2007
Net assets available for benefits per financial statements	$627,480,686
Less: Contributions receivable	(2,156,184)
Less: Deemed distributed loans	(1,845,680)

Net assets available for benefits per Form 5500	$623,478,822

Investment in collective trust funds per financial statements	$176,469,403
Less: Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(134,812)

Investment in collective trust funds per Form 5500	$176,334,591

Participant loans per financial statements	$19,302,670
Less: Deemed distributed loans	(1,845,680)

Participant loans per Form 5500	$17,456,990

Year Ended December 31, 2007
Total contributions per financial statements	$92,109,326
Add: Change in contributions receivable	46,274
Less: Transfer of assets to the Plan	(282,769)

Total contributions per Form 5500	$91,872,831

Total deductions per financial statements	$103,938,017
Add: Change in deemed distributed loans	196,425
Add: Interest income on deemed distributed loans	16,326
Less: Transfer of assets to/from the Plan	(19,465)

Total deductions per Form 5500	$104,131,303

GAPSHARE 401(K) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2007

Identity of Issuer or Borrower	Description of Investment	Fair Value
Mutual funds:
Harbor Capital Appreciation Fund	Mutual Fund 2,170,046 shares	$80,204,930
Hotchkis & Wiley Large Cap Val I	Mutual Fund 846,285 shares	17,230,379
Domini Social Equity Fund	Mutual Fund 677,029 shares	21,698,798
Fidelity Freedom 2010 Fund	Mutual Fund 131,647 shares	1,951,013
Fidelity Freedom 2020 Fund	Mutual Fund 269,586 shares	4,262,156
Fidelity Freedom 2030 Fund	Mutual Fund 438,014 shares	7,235,994
Fidelity Freedom 2040 Fund	Mutual Fund 714,118 shares	6,948,370
Neuberger Berman Genesis Fund	Mutual Fund 694,206 shares	34,210,516
PIMCO Total Return Fund	Mutual Fund 3,694,646 shares	41,235,953
Europacific Growth Fund	Mutual Fund 1,595,572 shares	80,033,935
T. Rowe Price New Horizons Fund	Mutual Fund 1,602,986 shares	48,907,105

Total mutual funds		343,919,149

GAPSHARE 401(K) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR) (continued)

AS OF DECEMBER 31, 2007

Identity of Issuer or Borrower	Description of Investment	Fair Value
Collective trust funds:
RVST Core Balanced Fund II *	Collective trust 7,170,879 shares	$91,249,446
RVST Income Fund II *	Collective trust 1,349,028 shares	37,801,026
RVST Equity Index Fund II *	Collective trust 1,066,936 shares	47,418,931

Total collective trust funds		176,469,403

The Gap, Inc. Common Stock*	Common Stock 3,972,884 shares	85,734,952

Participant Loans*	5,508 loans with interest rates from 5% to 10.5%, maturing from 2008 to 2022	19,302,670

TOTAL		$625,426,174

*	- Represents party-in-interest transaction.